UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2007

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32626	32-0064979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 370, South San Francisco, CA		94080
(Address of principal executive offices)		(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2007, the Board of Directors (the “Board”) of Hana Biosciences, Inc. (the “Company”) appointed Linda (Lyn) E. Wiesinger to serve as a director of the Company. The Board has not yet made any determinations concerning which, if any, committees of the Board Ms. Wiesinger will serve.

In connection with her appointment to the Board and in accordance with the Company’s compensation plan for its outside directors, the Company granted to Ms. Wiesinger, effective February 23, 2007, a stock option to purchase 40,000 shares of the Company’s common stock. The option has an exercise price equal to $4.92 (the fair market value of the Company’s common stock based on the closing sale price, as reported on the Nasdaq Global Market, on the trading day immediately preceding the date of grant) and will vest on the first anniversary of the date of grant.

Most recently, Ms. Wiesinger, age 53, was Senior Vice President, Marketing and Market Development from November 2003 to September 2005 at Vicuron Pharmaceuticals, Inc., a publicly held biopharmaceutical company that was acquired by Pfizer Inc. in September 2005. From 2002 to 2003, Ms. Wiesinger was Senior Vice President, U.S. Marketing of IMS Health Incorporated, a publicly-held company that provides market data to the pharmaceutical industry. Ms. Wiesinger has also held management positions with Bristol-Myers Squibb Company, from 1996 to 2000, and Armour Pharmaceutical Company, a subsidiary of Rhone-Poulenc Rorer, from 1992-1995. She was employed by Pfizer Inc. where she held a series of positions in strategic planning, investor relations, and product planning, development and commercialization from 1981 to 1992. Ms. Wiesinger received a B.A. from the University of Pennsylvania and earned an M.B.A. at The Wharton School.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.

Date: March 1, 2007	By:	/s/ John P. Iparraguirre
John P. Iparraguirre
Vice President, Chief Financial Officer